Exhibit 10.1

December 9, 2014

Mr. Robert D. Shallish, Jr. 4375 Olympus Heights Syracuse, New York 13215

Re:	Retirement

Dear Rob:

This letter sets forth the understanding between you and CONMED Corporation regarding your retirement on March 31, 2015 (your “Retirement Date”).

(a)	The Company waives your commitment to stay through June 30, 2015 as contemplated by the letter agreement dated July 23, 2014 and agrees to pay you a lump sum of $333,086.96, subject to normal withholdings, within ten (10) days of your Retirement Date;

(b)	The Compensation Committee of the Board of Directors, and the Board of Directors, have agreed that any outstanding, unvested equity awards held by you as of your Retirement Date shall accelerate and remain exercisable for one (1) year.

(c)	The Company will also pay you any amount that you may earn for the year-ended December 31, 2014 under the terms of the 2014 Executive Bonus Plan at the time when other similarly situated executives receive such payments but in no event later than March 15, 2015.

(d)	Pursuant to the terms of the 2014 Executive Bonus Plan, the Company will pay you the 20% “holdback” from the 2013 Bonus Plan at the time when other similarly situated executives receive such holdback payments but in no event later than March 15, 2015, provided that 2014 adjusted EPS is not less than $1.66.

Please let me know if you have any questions or concerns.

Very truly yours,

CONMED CORPORATION

/s/ Heather L. Cohen

Heather L. Cohen

Executive Vice President – HR

cc:	Curt Hartman, President & CEO

Dirk Kuyper, Chairman of Compensation Committee

Daniel S. Jonas, Esq, EVP & General Counsel